UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 28, 2004

ART TECHNOLOGY GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26679	04-3141918
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 First Street, Cambridge, Massachusetts		02141
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:          (617) 386-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EX-99.1 COVER LETTER AND AGREEMENT DELIVERED TO MITCHELL-WRIGHT TECHNOLOGY GROUP, INC. ON SEPTEMBER 28, 2004

Item 8.01 Other Events.

     On August 24, 2004, a joint statement of Schedule 13D was filed by Mitchell-Wright, LLC and other members of a stockholder group (collectively “MWTG”) reporting beneficial ownership of approximately 5.5% of our outstanding Common Stock. The filing included a statement by MWTG that it could not, at that time, support our proposed acquisition of Primus Knowledge Solutions, Inc. (“Primus”), unless among other things, we adopted certain changes to our corporate governance.

     On September 10, 2004, MWTG amended the joint Schedule 13D indicating that MWTG was continuing to evaluate the merger, but was considering conducting a solicitation against the approval of the Primus acquisition. On September 20, 2004, MWTG further amended the joint Schedule 13D, filing as an exhibit a letter to stockholders opposing the Primus acquisition and critical of the level of shareholder representation on our Board of Directors.

     In the last several weeks, our Board and Management had a series of communications with representatives of MWTG concerning these issues. On September 28, 2004, as a continuation of these discussions, we made a written proposal to MWTG. Our proposal contemplated that a new director mutually acceptable to MWTG and us would be added to our Board, and that each member of the MWTG Group would agree to vote in favor of our proposed acquisition of Primus. A copy of our proposed agreement, as well as our cover letter to the agreement, is attached as Exhibit 99.1 and is incorporated herein by reference.

     On September 28, 2004, MWTG made a counter proposal including additional terms and conditions which were unacceptable to us, including a requirement that two of our incumbent directors resign.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits

99.1	Cover letter and Agreement delivered to Mitchell-Wright Technology Group, Inc. on September 28, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ART TECHNOLOGY GROUP, INC.
Date: September 28, 2004	By:	/s/Edward Terino
Edward Terino
Senior Vice President and Chief Financial Officer